Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-207876 and No. 333-223262 on Form S-3 and No. 333-199508, No. 333-204076, No. 333-209961, No. 333-214431, No. 333-219763, No. 333-223254 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements of Atara Biotherapeutics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Atara Biotherapeutics, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 26, 2019